Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED

Title (Version Date):	Further Amended and Restated Servicer Advance Early Reimbursement Mechanics Addendum (8/16/2010)

This variance supersedes the previous three versions of the Servicer Advance Early Reimbursement Mechanics Addendum.

Description:	Fannie Mae will provide Servicer with early reimbursement of certain underlying servicing advances, and Fannie Mae will recoup such early reimbursement amounts from future recoveries.

Following a transfer to the Servicer of the servicing on underlying loans, Fannie Mae will provide Servicer with early reimbursement for 100% of outstanding Schedule 1 Legacy Advances, provided Fannie Mae is able to identify and segregate such advances in a manner it deems satisfactory in its sole and absolute discretion, exercised in good faith.

Indicative Terms	See Summary of Indicative terms attached as Exhibit 1.

Termination	♦ After the Early Reimbursement Period (See Exhibit 1 for definition) is completed and the Aggregate Early Reimbursement Amount (See Exhibit 1 for definition) is zero.

Nationstar Mortgage LLC
By:	/s/ Gregory A. Oniu
Title: SVP
Date: 8/16/10

Fannie Mae
By:	/s/ Leslie Peeler
Title: VP, Special Assets
Date: 8/17/10

Exhibit 1 (as further amended and restated as of 8/13/2010)
This Exhibit shall supersede all previous versions.

EARLY REIMBURSEMENT PERIOD:	The period, during which Fannie Mae will make payments of Periodic Early Reimbursement Amounts (as defined below) in respect of Eligible Advances (as defined below), which will commence on the Closing Date and end on the earlier of:
1.	Disbursement of the Periodic Early Reimbursement Amount in December, 2010, subject to extension (or mutually agreed upon termination); or

2.	a Stop Event that is not waived by Fannie Mae.

During the Early Reimbursement Period, Fannie Mae will make payments of Periodic Early Reimbursement Amounts at the direction of the Servicer. Following the termination of the Early Reimbursement Period, Fannie Mae will no longer be required to make payments of Periodic Early Reimbursement Amounts.

ELIGIBLE ADVANCES FOR EARLY REIMBURSEMENT:	Unless otherwise noted (none so noted) by specifying participating Servicer branch IDs, “Eligible Advance” shall include outstanding P&I Delinquency Advances (“P&I Delinquency Advance”), T&I Servicing Advances (“T&I Servicing Advance”), and other advances deemed to be Corporate Advances (“Corporate Advance”) (each, a “Servicing Advance”) made or required to be made by the Servicer pursuant to the Fannie Mae Servicing Guide (the “Guide”). T&I Servicing Advances on current mortgage loans serviced by the Servicer (“Mortgage Loans”) shall also be considered to be Eligible Advances.

“Other Advances” shall mean T&I Servicing Advances and Corporate Advances. Other Advances must have been actually incurred by the Servicer.

Servicing Advances may relate to loans held in MBS trusts (“MBS Servicing Advances”) or in Fannie Mae’s portfolio (“MRS Servicing Advances’). Funds relating to MBS Servicing Advances may not be commingled with those relating to MRS Servicing Advances.

In addition to the Servicing Advances made by the Servicer, Other Advances and P&I Delinquency Advances shall also include (unless stated otherwise) any outstanding Servicing Advances made by Flagstar Capital Markets Corporation (the “Flagstar Legacy Advances”) or by any other servicer as listed on Schedule 1 (the “Schedule 1 Legacy Advances”) in connection with a servicing transfer to the Servicer. Each such advance shall be deemed a “Legacy Servicing Advance”. The parties by written agreement may add Legacy Advances to Schedule 1 from time to time, which Legacy Advances shall be deemed incorporated into this agreement.

For purposes of this Exhibit, a Servicing Advance will remain outstanding until finally reimbursed, rejected or ineligible under the Guide, notwithstanding any interim financing assistance provided by Fannie Mae.

PERIODIC EARLY REIMBURSEMENT AMOUNT:	For any reporting cycle, an amount equal to the Funding Value of Eligible Advances, subject to the Early Reimbursement Amount Limit.

If the Early Reimbursement Amount Limit is reached in a particular reporting cycle, Fannie Mae shall first fund P&I Delinquency Advances.

Any Early Reimbursement Amounts received by the Servicer pursuant to this Agreement, if such amounts relate to MBS Servicing Advances, shall first be used by the Servicer to repay any and all amounts the Servicer may have previously borrowed from extra collections (i.e. funds that were not due in the cycle in which they were collected) held by the Servicer on behalf of an MBS trust (such term to mean any outstanding Fannie Mae mortgage-related security that the Servicer is servicing or sub-servicing underlying Mortgage Loans for).

AGGREGATE EARLY REIMBURSEMENT AMOUNT:	As of any date of determination, the excess, if any, of (i) the total Periodic Early Reimbursement Amounts previously paid at the direction of the Servicer by Fannie Mae prior to such date over (ii) the aggregate, cumulative amount of Collections (as defined below) recouped by, Fannie Mae prior to such date.

FUNDING VALUE:	With respect to any Eligible Advance as of any date of determination, the product of (x) the outstanding balance of such Eligible Advance as of such date and (y) the applicable Early Reimbursement Rate.

EARLY REIMBURSEMENT RATE:	[***] of P&I Delinquency Advances

Other Advances:
[***] of T&I Servicing Advances
[***] of Corporate Advances

T&I Servicing Advances Early Reimbursement Rate and the Corporate Advances Early Reimbursement Rate:
T&I Servicing Advances Early Reimbursement Rate and the Corporate Advances Early Reimbursement Rate will be subject to review by Fannie Mae on a quarterly basis. The first such quarterly review shall take place in March 2010 and any new value (either higher or lower than the current Early Reimbursement Rate) shall become effective for April 2010. In no event shall such Early Reimbursement Rates be less than [***] or greater than [***].

Legacy Servicing Advances shall have an early reimbursement rate of 100% disbursed as set forth below under Ongoing Reconciliation Period.

EARLY REIMBURSEMENT AMOUNT LIMIT:	Fannie Mae’s obligation to make payment of Periodic Early Reimbursement Amounts will not exceed a maximum Aggregate Early Reimbursement Amount of $275,000,000 (three hundred seventy five million)

DEFICIENCY AMOUNT:	A Deficiency Amount shall exist on any date if, and to the extent that, on such date, the Aggregate Early Reimbursement Amount exceeds the Funding Value of all Eligible Advances. If a Deficiency Amount exists, the party that becomes aware of such event shall immediately notify the other party of the existence of any Deficiency Amount. Any such Deficiency Amount shall be cured by the Servicer within three business days from the Servicer becoming aware of the existence of a Deficiency Amount.

TRUST ACCOUNT:	“Trust Account” shall mean a trust account created by Fannie Mae in its name and under its control at U. S. Bank or another financial institution of Fannie Mae’s choosing. A Trust Account may relate to either MBS Servicing Advances or MRS Servicing Advances but not both.

The Servicer hereby acknowledges and agrees that it has no right, title, interest or claim in or to any Trust Account or any funds or other assets therein (whether or not deposited by the Servicer), or any interest earned or accrued on the foregoing

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

(notwithstanding anything to the contrary contained in the Guide or in any other agreement), all of which shall be the exclusive property of Fannie Mae, as Trustee for the respective MBS trusts or as Trustee for Single-Family Cash P&I Deposits, whichever are applicable.

INITIAL RECONCILIATION PERIOD:	In the first month of the Early Reimbursement Period, the Servicer will provide Fannie Mae the necessary information describing all outstanding Eligible Advances. Fannie Mae will conduct Due Diligence (“Due Diligence”) to determine the initial Early Reimbursement Amount and will distribute such Early Reimbursement Amount on September 10, 2009. As of the date of this Variance (“Variance”), such period has already occurred.

ONGOING RECONCILIATION PERIOD:	Beginning in the month of the Closing Date, the Servicer shall deliver reports aggregating and describing all P&I Delinquency Advances and Other Advances to Fannie Mae no later than the close of business on the day that is 5 business days prior to the Draft Date (as defined below) for such month (such date the “Report Date”). The report (the “Report”) will include information as detailed below under “REPORTS”.

No later than the second business day following the Report Date, Fannie Mae will notify the Servicer of any discrepancies listed below:
(i)	between the sum of (i) Required P&I (as defined below) and (ii) any amounts deposited by Fannie Mae as Periodic Early Reimbursement Amounts over or under the total amount required by the Servicer to be remitted on the Draft Date; and

(ii)	between the (i) the sum of all reported loan-level P&I Delinquency Advances and (ii) the aggregate P&I Delinquency Advances requested by the Servicer.

No later than the second business day following the Report Date, Fannie Mae will notify the Servicer of any discrepancy regarding requested Other Advances.

On the business day each month prior to the first MBS P&I Draft Date (the “Draft Date”) published in Fannie Mae’s Master Servicing Reporting and Remitting Calendar, the following actions shall occur in parallel for MBS Servicing Advances and MRS Servicing Advances:
(i)	to the extent a Periodic Early Reimbursement Amount is required to be distributed, Fannie Mae shall deposit (such deposit shall be contingent on the fact that no discrepancy regarding the requested P&I Delinquency Advances remains outstanding, and further provided that no Stop Event has occurred, as set forth below) into the related Trust Account the Periodic Early Reimbursement Amount relating to the P&I Delinquency Advances for the related reporting cycle; and

(ii)	by 10:00 AM (Eastern Time) on such date, the Servicer shall deposit into the related Trust Account all remaining principal and interest required to be remitted on the Draft Date for all Fannie Mae MBS Mortgage Loans or portfolio (MRS) Mortgage Loans serviced by the Servicer, as the case may be, after deducting the Periodic Early Reimbursement Amount for P&I Delinquency Advances (such remaining amount being the “Required P&I” for each Trust Account).

On the business day immediately preceding the Draft Date, Fannie Mae shall wire (to the extent a Periodic Early Reimbursement Amount is required to be distributed) at the direction of the Servicer, the Periodic Early Reimbursement Amount for Other Advances (as reported by the Servicer on the Report and as reconciled by Fannie Mae subsequent to the Report Date) to the Servicer (to an account specified by the Servicer). Such wire shall be contingent on the fact that no discrepancy regarding the requested Other Advances or P&I Delinquency Advances remains outstanding, and further provided that no Stop Event has occurred, as set forth below.

On the Draft Date, Fannie Mae shall draft from the respective Trust Accounts, in lieu of the Servicer’s custodial account or accounts, the Required P&I and any amounts deposited by Fannie Mae as Periodic Early Reimbursement Amounts.

The Servicer shall deposit into the Collections Account on the Draft Date any principal and interest reported as “uncollected” on the Report, and received between the business day immediately preceding the Report Date and the Draft Date.

During and for one month after the Ongoing Reconciliation Period, Servicer shall also submit a report, no later than the 5th business day of the month, listing all loans that had been submitted for early reimbursement of P&I advances in the prior month and had become current by month’s end.

No later than the 7th business day of the following month, Fannie Mae will notify the Servicer of any material discrepancy between the P&I Delinquency Advances (as previously reported by the Servicer) and the amounts reflected in Fannie Mae’s internal systems of record. Such material discrepancies shall constitute a material Due Diligence issue and the Servicer and Fannie Mae will work in good faith to resolve any such material discrepancies.

Legacy Servicing Advances Disbursement Timing:

Flagstar Legacy Advances:

100% of P&I Delinquency Advances, 70% of T&I Servicing Advances, and 70% of Corporate Advances in the October 2009 cycle of the Ongoing Reconciliation Period.

30% of T&I Servicing Advances and 30% of Corporate Advances during the immediately subsequent monthly cycle in the Ongoing Reconciliation Period, upon the completion of a Due Diligence period as described below.

To the extent, Legacy Servicing Advances have not been disbursed as contemplated above, such Legacy Servicing Advances shall be disbursed during subsequent reporting cycles occurring in the Ongoing Reconciliation Period.

Schedule 1 Legacy Advances:

100% following the addition of a Schedule 1 Legacy Advance, which may include any or all of P&I Delinquency Advances, T&I Servicing Advances and Corporate Servicing Advances, as specified in Schedule 1., provided:
(i)	Data available to Fannie Mae and the Servicer allow Fannie Mae to identify and segregate the DMI Legacy Advances in a manner it deems satisfactory in its sole and absolute discretion, exercised in good faith; and

(ii)	The Legacy Advance consist entirely of Servicing Advances of the type or types specified in the Fannie Mae EAF Data Dictionary..

REPORTS:	The Servicer shall provide separate Reports during the Ongoing Reconciliation Period for MBS and portfolio (MRS) Mortgage Loans. The Report will aggregate data at the Servicer level for all branches and include the following (such information to be provided as of the business day immediately preceding the Report Date):
•	Loan-level and total amount requested for scheduled monthly P&I as yet uncollected, including amounts relating to scheduled P&I previously remitted through a Rapid Payment Method (as such term is defined in the Guide);

•	Amount to be deposited by the Servicer as Required P&I; and

•	Loan-level and total funding requested for all T&I Servicing Advances and Corporate Advances since the prior Report.

As soon as feasible, the Servicer will endeavor to provide the Report using the data formats described in the existing version of the Fannie Mae EAF Data Dictionary provided to the Servicer by Fannie Mae. After November 30, 2010, no Periodic Early Reimbursement Amount will be available unless and until the Servicer has submitted an acceptable Report using such formats. In the future, Fannie Mae may revise the EAF Dictionary from time to time in a commercially reasonable manner.

For the duration of this Variance, the Servicer shall also provide a daily report of all transactions for which a Collection occurs and the related deposits to the Collection Account.

COLLECTIONS ACCOUNT OVER COLLECTION:	All collections and reimbursements related to outstanding Eligible Advances received on the related mortgage loans by the Servicer from Fannie Mae, from mortgagors, or as liquidation proceeds or other recoveries (in the aggregate, the “Collections”) must be deposited by the Servicer within 48 hours of receipt into a Collections Account established by Fannie Mae and under Fannie Mae’s control, subject to the following:
(i)	During the Early Reimbursement Period, the Servicer may retain any Collections in excess of the Periodic Early Reimbursement Amount outstanding on the related loan; and

(ii)	During the (i) period between December 31, 2010 and June 30, 2012 or (ii) the completion of the eighteen month period after the occurrence of a Stop Event (as applicable), the Servicer may retain any Collections in excess of the Aggregate Early Reimbursement Amount.

However, following the occurrence of, and during the continuance of, a Stop Event that has not been waived by Fannie Mae, clauses (i) and (ii) above shall not apply and further, all reimbursements of Eligible Advances due from Fannie Mae shall be deposited directly into the Collections Account by Fannie Mae.

If the amount in the Collections Account exceeds the Aggregate Early Reimbursement Amount (“Over Collection”), then simultaneously with the payment of the Periodic Early Reimbursement Amount, the Over Collection amount shall be applied to reduce the aggregate Early Reimbursement Amount outstanding. Any amount by which the Over Collection exceeds the Aggregate Early Reimbursement Amount will be returned to the Servicer.

MONTHLY SETTLEMENTS / SETTLEMENT DATES:	On the 3rd business day of each calendar month, Fannie Mae will draft, from an account designated by the Servicer, the Early Reimbursement Compensation and any Deficiency Amount. Fannie Mae shall, by e-mail, inform the Servicer of the amount of such draft. Such date, each month, shall be deemed a “Settlement Date”.

In the event that insufficient amounts are available to pay the Early Reimbursement Compensation, then Fannie Mae shall withdraw an amount equal to such outstanding Early Reimbursement Compensation directly from the Collections Account prior to the calculation of the Periodic Early Reimbursement Amount for that month. Such withdrawal will not void the occurrence of a Stop Event.

Following the occurrence of, and during the continuance of, a Stop Event that has not been waived by Fannie Mae, Settlement Dates shall occur with such frequency (i.e., weekly or daily) as Fannie Mae shall direct.

EARLY REIMBURSEMENT COMPENSATION:	In consideration for receiving P&I Delinquency Advances and early reimbursement of Other Advances, the Servicer will pay Fannie Mae a monthly compensation amount equal to, with respect to the Aggregate Early Reimbursement Amount and any Settlement Date, the aggregate amount obtained by daily application of the Compensation Rate to the amount of the Aggregate Early Reimbursement Amount on a 360 day per year basis for the actual number of days elapsed since the prior Settlement Date. The Servicer will pay the Early Reimbursement Compensation to Fannie Mae on each Settlement Date from its corporate funds.

COMPENSATION RATE:	[***] basis points over One-Month LIBOR. LIBOR will be set as of the last business day of the second month preceding the month in which the Settlement Date occurs. (For example, if the Settlement Date is August 3rd, LIBOR will be as of the last business day in June.)

AMENDMENT FEE:	0.500% of the Early Reimbursement Amount Limit, payable on the Closing Date and on the next business day after the Early Reimbursement Amount Limit is increased. The Amendment Fee shall be pro-rated on a monthly basis for any contract period less than 12 months. In the event this agreement is extended before its scheduled expiration, any unused portion of the Amendment Fee will be credited against any future Amendment Fee due from the Servicer.

CLOSING DATE:	August 16, 2010

RECOUPMENT:	Periodic Early Reimbursement Amounts shall be recouped by Fannie Mae primarily through Collections, however the Servicer can pay any or all outstanding amounts due at any time with corporate funds, and is obligated to pay, if applicable, the outstanding Aggregate Early Reimbursement Amount on or prior to the earlier of (i) June 30, 2012 or (ii) the completion of the eighteen month period after the occurrence of a Stop Event.

STOP EVENTS:	Unless otherwise waived by Fannie Mae, Stop Events are as follows:
1.	Failure of the Servicer to pay any Early Reimbursement Compensation amount or any Deficiency Amount when due.

2.	Servicer ceases to be an approved Fannie Mae Servicer.

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

3.	Occurrence of a change of the Servicer’s Organization as set forth in the Fannie Mae Servicing Guide Part I, Chapter 2, Section 204.

4.	Failure to resolve a material Due Diligence issue within 30 business days of notification, unless the parties mutually agree to extend such cure period (e.g. Due Diligence issues may include, but are not limited to, issues with the funds in the Collections Account or the making of non-permissible servicing advances). In addition, Fannie Mae has the option to suspend funding of Periodic Early Reimbursement Amounts while a material Due Diligence issue remains unresolved, even if no Stop Event has occurred. Fannie Mae will work in good faith to determine materiality of Due Diligence issues.

5.	Insolvency, Receivership or Bankruptcy of the Servicer, as established by a court of competent jurisdiction.

6.	Failure of Servicer to submit the required reporting (and not cured within 5 business days).

7.	Breaches of representations, warranties, covenants (not cured after a period of time).

8.	Event of Default under the Master Agreement or the Mortgage Selling and Servicing Contract, as applicable, which has not been cured as may be allowed under such agreement or contract, if applicable.

9.	Failure by the Servicer to deposit into the Trust Account, Required P&I on the business day immediately prior to the Draft Date; provided, however, that such failure shall be subject to a cure period of one business day; provided, further, however, that such cure period shall be unavailable if such failure occurs more than once in any four-month period or more than twice in any twelve-month period.

If a Stop Event occurs and is not waived by Fannie Mae, the Early Reimbursement Period is terminated.

DUE DILIGENCE REQUIREMENTS:	Fannie Mae has the right to perform Due Diligence activities related to Eligible Advances and Periodic Early Reimbursement Amounts prior to the Closing Date and at any such time thereafter. Within 10 business days of Fannie Mae’s (or its agent’s) request, the Servicer is required to provide reasonable accommodations including documentation, system access, the results of Servicer’s own internal review and assessments, and on site review. Failure of the Servicer to provide such accommodations would be considered a material Due Diligence issue and will be a Stop Event.

Unless otherwise waived by Fannie Mae, Fannie Mae has the option to suspend funding of Early Reimbursement Amounts while any material Due Diligence issue remains unresolved.

In the event non-material issues are discovered during the Due Diligence process, the Servicer will be notified in writing by Fannie Mae or its agent and will have a reasonable amount of time to cure such issues.

The Servicer shall pay for all amounts for initial Due Diligence (as billed by a third party due diligence provider) and Fannie Mae shall pay for any other additional due diligence.

As part of the funding of Flagstar Legacy Servicing Advances, Fannie Mae shall have the opportunity to conduct any additional Due Diligence it deems necessary. 30% of the funding for such Legacy Servicing Advances shall occur subsequent to the Due Diligence on such advances.

SERVICING TRANSFER:	Unless consented to in writing by Fannie Mae, no loan serviced on behalf of Fannie Mae with respect to any outstanding Eligible Advance shall be transferred to another Servicer unless such Eligible Advance is collected and the related Periodic Early Reimbursement Amounts deposited into the Collections Account or the Servicer makes a payment equal to such outstanding amounts.

FANNIE MAE SERVICING REQUIREMENTS:	Except as specifically set forth in this Variance, entering into this Variance does not alter or diminish any obligations or duties required of the Servicer according to the Fannie Mae Selling and Servicing Guides or the Mortgage Selling and Servicing Contract.

ASSIGNMENT:	Neither Fannie Mae nor the Servicer may assign, transfer or participate its rights under this Variance.

TERMINATION:	After the Early Reimbursement Period is completed and the Aggregate Early Reimbursement Amount is zero, this Variance shall terminate.

SCHEDULE 1: LEGACY ADVANCES

Nature of Advances
Original Advancing Servicer	Added	Date Added
Dovenmuehle Mortgage Inc.	T&I Servicing Advances Corporate Advances	August 16, 2010
NHSA	T&I Servicing Advances Corporate Advances	July 31, 2010
NHSA	T&I Servicing Advances Corporate Advances	August 31, 2010
NHSA	T&I Servicing Advances Corporate Advances	September 30, 2010
Construction Company	T&I Servicing Advances Corporate Advances	July 31, 2010 (trailing loans to follow)
Independence Federal Saving Bank	T&I Servicing Advances Corporate Advances	August 31, 2010
First Florida Funding Corp	T&I Servicing Advances Corporate Advances	August 31, 2010

ATTACHMENT A REMOVED AND REPLACED BY REREFERENCE TO
THE FANNIE MAE EAF DATA DICTIONARY